SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2005

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26247 (Commission File Number)	77-0507675 (IRS Employer Identification No.)

350 Ellis Street, Mountain View, California (Address of principal executive offices)	94043 (Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

VERITAS Software Corporation (the “Company”) is in discussions with the staff of the Securities and Exchange Commission regarding the Commission’s review of the Company’s accounting for certain transactions in 2000 with AOL Time Warner and other parties, and certain accounting matters applicable to the Company’s 2001 through 2003 financial statements. These matters and the SEC review have been previously disclosed in the Company’s periodic reports filed with the SEC. The financial statements affected by these matters have been previously restated and no further restatement is expected in connection with a possible settlement with the SEC.

Based on recent communications with the staff of the SEC, as of the date of this current report, the Company expects these discussions to result in a settlement in which the Company will be enjoined from future violations of certain provisions of the securities laws and required to pay a penalty of approximately $30 million, which the Company will record as a subsequent adjustment to its previously-announced financial results for the three months ended March 31, 2005. Other specific terms and conditions of settlement will be disclosed once a final agreement is concluded. Final settlement is subject to agreement on final documentation, approval by the Company’s board of directors and approval by the SEC Commissioners.

The Company does not expect that a settlement of this matter would have any effect on its pending merger with Symantec Corporation.

The Company expects to file its financial statements on Form 10-Q for the three months ended March 31, 2005 on May 10, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation
/s/ Edwin G. Gillis
Edwin J. Gillis
Date: May 9, 2005	Executive Vice President and Chief Financial Officer